Exhibit 99.2

Non-U.S. Optionees

STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into with effect as of                      (the “Date of Grant”)

BETWEEN:

STREAM OIL & GAS LTD., a company incorporated under the laws of the Province of British Columbia, with a head office located at #300-609 14th Street NW, Calgary, Alberta T2N 2A1

Facsimile no. (403) 531-2695

(hereinafter called the “Company”)

AND:

s, of s

Facsimile no.

(hereinafter called the “Optionee”)

WHEREAS:

A.	Pursuant to the Company’s Stock Option Plan, as amended (the “Plan”), the Board of Directors is authorized to grant to qualified directors, senior officers, “Employees”, “Management Company Employees”, “Consultants” and “Consultant Companies” (each as defined in the Plan) of the Company or its affiliates stock options to purchase common shares without par value in the capital of the Company (the “Common Shares”);

B.	The Optionee is eligible to receive an option under the Plan and the Company wishes to grant to the Optionee an option to purchase Common Shares as an incentive for the Optionee’s continued performance of services to the Company; and

C.	The Board of the Directors has authorized the grant to the Optionee of an option to purchase Common Shares upon the terms and conditions set forth herein.

NOW THEREFORE in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Grant

The Company hereby grants to the Optionee an option (the “Option”) to purchase, upon the terms and conditions set forth herein and in the Plan, an aggregate of s Common Shares (each, an “Optioned Share” and collectively, the “Optioned Shares”). [The Company hereby represents that the Optionee is a bona fide Employee, Consultant or Management Company Employee of the Company (as defined in the Plan).]

2. Exercise Price

The exercise price for the Optioned Shares shall be $s per share (the “Exercise Price”).

3. Exercise

The Option is exercisable in accordance with the following vesting schedule: s.

[provided, however, that the Option will not be exercisable, notwithstanding vesting on each of such dates, unless and until the closing trading price of the Common Shares of the Company on the TSX Venture Exchange (or such other stock exchange on which the Common Shares of the Company may be listed) has been at or greater than $1.10 per share for any 10 consecutive trading days during the period from April 2, 2012 to April 2, 2015 inclusive.][ Except as provided in the Plan, the Option may only be exercised, to the extent entitled, while the Optionee is a director, officer, employee or consultant of the Company or of its subsidiaries and has continuously been so since the Effective Date.]

The Optionee may exercise the Option by giving written notice to the Company and delivering to the Company a bank draft, money order, certified cheque or wire transfer payable to the Company in an amount in Canadian funds equal to the number of Optioned Shares in respect of which the Option is being exercised multiplied by the Exercise Price.

4. Option Not Transferable

The Option is not transferable or assignable except by will or by the laws of descent and distribution.

5. Restrictions on Resale

The Optionee agrees that transfer restrictions may be imposed by the Company on the certificates for the Optioned Shares should the Company deem it necessary or appropriate to do so in order to comply with the requirements of applicable law or of any regulatory authorities having jurisdiction over the securities of the Company.

6. Termination of Option

The Option shall terminate, to the extent not previously exercised, on s, subject to earlier termination in certain events as set forth in the Plan.

7. Adjustments in Shares

In the event of a subdivision or a consolidation of the Common Shares, a reorganization of the Company or any other event affecting the Common Shares, the number of Optioned Shares and the exercise price shall be proportionately adjusted as set forth in the Plan.

8. Subject to the Plan

The terms of this Option are subject to the provisions of the Plan, as the same may from time to time be amended or superseded, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which the Optionee hereby acknowledges as having been received by the Optionee, and which is available for inspection at the head office of the Company.

9. Professional Advice

The acceptance and exercise of the Option and the sale of Optioned Shares issued pursuant to exercise of the Option may have consequences under federal, provincial and other tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult the Optionee’s personal legal and tax advisors in connection with this Agreement and the Optionee’s dealings with respect to the Option or the Optioned Shares.

10. Regulatory Approvals

The grant of the Option hereunder and any amendment thereto will be subject to any necessary approval of and acceptance by the principal stock exchange on which the Common Shares are listed (the “Stock Exchange”) and any other regulatory authority having jurisdiction over the securities of the Company.

11. Shareholder Approvals

Shareholder approval shall be obtained in respect of any amendments to this Agreement if so required by the Stock Exchange and any other regulatory authority having jurisdiction over the securities of the Company.

12. Consent to Collection of Personal Information

The Optionee hereby consents to the Company’s disclosure of the Optionee’s Personal Information (as defined below) to the Stock Exchange and its affiliates, authorized agents, subsidiaries and divisions (collectively referred to as the “Stock Exchange”) and the collection, use and disclosure of the Optionee’s Personal Information by the Stock Exchange for the following purposes or as otherwise identified by the Stock Exchange, from time to time:

(a)	to conduct background checks;

(b)	to verify the Personal Information that has been provided about the Optionee;

(c)	to consider the suitability of the Optionee to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Company;

(d)	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Company, or its associates or affiliates;

(e)	to conduct enforcement proceedings; and

(f)	to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Stock Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

The Optionee further acknowledges and agrees that:

(i)	the Stock Exchange may also collect additional Personal Information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished;

(ii)	the Personal Information that the Stock Exchange collects may also be disclosed (A) to the agencies and organizations in subparapraph (i) above, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and (B) on the Stock Exchange’s website or through printed materials published by or pursuant to the directions of the Stock Exchange; and

(iii)	the Stock Exchange may from time to time use third parties to process information and/or provide other administrative services. In this regard, the Stock Exchange may share the information with such third party service providers.

In this Agreement, “Personal Information” means any information about the Optionee and includes, but is not limited to, any information pertaining to the Optionee’s name and position with the Company, the number of Optioned Shares underlying the Option granted and the exercise price and expiry date of the Option.

13. Notices

Any notice to be given hereunder shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telecopied or delivered to the parties at the addresses specified above or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received if mailed, two business days after the date of mailing, if telecopied, the next business day after completion of telecopier transmission, and, if delivered, upon delivery. If normal mail service is interrupted by a labour dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other service as may be available to ensure prompt delivery or shall deliver such notice.

14. Governing Law

The Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, Canada.

15. Currency

All references herein to “$” are to Canadian dollars.

16. General

If any day on or before which any action or notice is required to be taken or given hereunder is not a business day (meaning any day other than Saturday, Sunday or a statutory or civic holiday, or any other day on which the banks are open for business in the Province of British Columbia), then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a business day.

17. Entire Agreement

This Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Option.

IN WITNESS WHEREOF the parties have executed these presents as of the day and the year first above written.

STREAM OIL & GAS LTD.

Per:

Authorized Signatory

s [OPTIONEE]	Witness Signature

Print Name of Witness

Non-U.S. Optionees

STOCK OPTION EXERCISE FORM

TO:	STREAM OIL & GAS LTD.

RE:	Stock Option Agreement dated as of s, between the undersigned and Stream Oil & Gas Ltd. (the “Stock Option Agreement”)

The undersigned hereby gives notice under the Stock Option Agreement of exercise of the Option (as defined in the Stock Option Agreement) with respect to                     Optioned Shares (as defined in the Stock Option Agreement) at $s per share and encloses a bank draft, money order, certified cheque or confirmation of wire transfer payable to Stream Oil & Gas Ltd. in the amount of $                    representing payment in full for these Optioned Shares.

The undersigned hereby directs that the Optioned Shares hereby subscribed for be issued and delivered as follows:

Registration Instructions	Delivery Instructions

Dated:

Signature of Optionee

Name of Optionee (please print)